EXHIBIT 99.4

For Immediate Release: August 16, 2006	NEWS RELEASE
Telkonet Retires Convertible Senior Notes

Germantown, MD, Telkonet, Inc. (Amex: TKO), the leader in providing in-building broadband access over existing electrical wiring, today announced that on August 14, 2006, the Company executed separate settlement agreements with the lenders of its Convertible Senior Notes. Pursuant to the settlement agreements the Company paid to the lenders on August 15, 2006 in the aggregate $9,910,392 plus accrued but unpaid interest and certain premiums specified in the Notes in satisfaction of the amounts then outstanding under the Notes. Of the amount to be paid to the lenders under the Notes, $6,500,000 was paid in cash through a drawdown on a letter of credit previously pledged as collateral for the Company’s obligations under the Notes. The balance of $3,410,392 will be paid to the lenders in shares of Company’s common stock valued at the lower of $5.00 per share and 92.5% of the arithmetic average of the weighted average price (as defined in the Notes) of the Company’s common stock on the American stock exchange for the twenty trading days beginning on August 16, 2006. The Company also will issue to the lenders warrants to purchase shares of the Company’s common stock at the exercise price of the lower of $5.00 per share and 92.5% of the average trading price as described above.

As a result of the execution of the settlement agreements and the payments required thereby, the Company will have fully repaid and satisfied all of its obligations under the Notes. The Company also has agreed to pay the expenses of the lenders incurred in connection with the negotiation and execution of the settlement agreements. The settlement agreements were negotiated following the allegation by one of the lenders that the Company’s failure to meet the minimum revenue test for the period ending June 30, 2006 as specified on the Notes may have constituted an event of default under the Notes, which allegation the Company disputed.

As a result of the settlement and satisfaction of the Notes, the Company has eliminated the debt obligation represented by the Notes and has adequate available funds to meet its immediate, short-term liquidity needs. Although there can be no assurance, management believes that future liquidity needs can be met from an increase in operating revenue, further borrowings and/or equity investments.

About Telkonet
Telkonet develops and markets technology for the transmission of high-speed voice, video and data communications over the existing electrical wiring within a building. The revolutionary Telkonet iWire System™ utilizes proven powerline communications (PLC) technology, which enables the delivery of commercial high-speed broadband access from an IP “platform” that is easy to deploy, reliable and cost-effective by leveraging a buildings existing electrical infrastructure. The building’s existing electrical wiring becomes the backbone of the local area network, which converts virtually every electrical outlet into a high-speed data port, without the costly installation of additional wiring or major disruption of business activity.

The Telkonet iWire System can be installed rapidly and offers a viable and cost-effective alternative to the challenges of hardwiring and wireless local area networks (LANs). Telkonet’s products are designed for use in commercial and residential applications, including multi-dwelling units and the hospitality and government markets. Applications supported by the Telkonet “platform” include but are not limited to: VoIP telephones, Internet connectivity, local area networking, video conferencing, closed circuit security surveillance and a host of other information services. For more information, please visit www.telkonet.com.
Contacts: Joe Noel Telkonet, Inc. 240.912.1851 jnoel@telkonet.com Michael Porter President Porter, LeVay & Rose, Inc. 212-564-4700 mike@plrinvest.com www.plrinvest.com

Statements included in this release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve a number of risks and uncertainties such as competitive factors, technological development, market demand and the Company’s ability to obtain new contracts and accurately estimate net revenues due to variability in size, scope and duration of projects, and internal issues in the sponsoring client. Further information on potential factors that could affect the Company’s financial results, can be found in the Company’s Registration Statement and in its Reports on Forms 8-K filed with the Securities and Exchange Commission (SEC).